FOR IMMEDIATE RELEASE

POLYMEDICA’S FACILITIES IN PORT ST. LUCIE, FLORIDA IMPACTED BY HURRICANE JEANNE

WOBURN, MA, September 27, 2004 — PolyMedica Corporation (NNM: PLMD) today announced that its Liberty facilities in Port St. Lucie, Florida suffered damage from Hurricane Jeanne, which passed directly over Port St. Lucie over the weekend, following in the steps of Hurricane Frances. The Liberty Pharmacy facility lost a portion of its roof and has been exposed to the weather, and Liberty’s Diabetes and Respiratory facilities suffered some additional water damage. The Company hopes to return to normal operations by the end of the week, provided that phone services, postal services and power can be restored to the area. In the interim, the Company expects that only essential orders will be filled. Once again, the surrounding community sustained significant damage, and many of the Company’s employees are dealing with the compounding impact of Hurricane Frances and now Jeanne. The Company will focus its resources this week on helping employees and participating in the recovery effort within the community.

Chairman Samuel L. Shanaman said, “This has been an unprecedented period for much of Florida, and our thoughts go out to those who have been affected once again by this destructive storm. The community of Stuart and Port St. Lucie has borne the brunt of two direct hits from hurricanes within the last three weeks. Our management team is on site and focused on meeting the needs of our employees and the community. As an organization and a team, we will grow stronger as a result of these setbacks. I am humbled by the strength and determination of our employees.”

Shanaman went on to say, “While we have yet to assess the full impact of Hurricane Jeanne, it is clear that our operations in Florida will be severely curtailed through the end of the quarter, which is just a few days away at this point, and that this latest storm will impact our financial results for the quarter. Our preliminary estimates indicate that the direct and indirect costs of recovery could be as much as $5 million, or 12 cents a share, for the September quarter. Some of these costs will not be recoverable, but they represent an important investment in our community recovery effort.”

About PolyMedica (www.polymedica.com) PolyMedica is a rapidly growing national medical products company. The Company is best known through its Liberty brand name and innovative direct-to-consumer television advertising to seniors with diabetes. Building on its technology-based operating platform and compliance management focus, PolyMedica continues to expand its product offerings in chronic disease and other categories.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2004 and its Quarterly Report on Form 10-Q for the period ended June 30, 2004. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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For additional information, contact:

Investors:	Media:
Fred (“Skip”) Croninger	Jim Barron / Alex Eule
PolyMedica Corporation	Citigate Sard Verbinnen
(781) 933-2020	(212) 687-8080